Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR ANNOUNCES COMMENCEMENT OF PRIVATE
PLACEMENT OF $400,000,000 SECOND PRIORITY SENIOR SECURED
NOTES

Boston, MA - July 22, 2003 - Advanstar Communications Inc. ("Advanstar") today announced that it had launched a private placement of approximately $400 million aggregate principal amount of second priority senior secured notes.  The second priority senior secured notes will be issued in two tranches, one with a floating interest rate maturing in 2008 (and requiring quarterly amortization equal to .25% of the principal amount thereof) and one with a fixed interest rate maturing in 2010, and will be secured by second priority liens on substantially all the collateral securing its credit facility (other than the capital stock of certain of Advanstar's subsidiaries and assets of its parent companies).

Advanstar plans to use the net proceeds from the offering of the second priority senior secured notes to repay and terminate all outstanding term loans and repay all revolving borrowings under its credit facility and to pay related fees and expenses.

In connection with the private placement, Advanstar is amending its bank credit facility to permit this offering, eliminate the leverage ratio and amend certain other covenants contained in the credit facility and reduce the revolving loan commitments thereunder from $80 million to $60 million.

The second priority senior secured notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.  This announcement is neither an offer to sell nor a solicitation of any offer to buy the second priority senior secured notes.